Exhibit 5.1

MORGAN, LEWIS & BOCKIUS LLP

1701 Market Street

Philadelphia, PA  19103

June 20, 2003

VIASYS Healthcare Inc.

227 Washington Street, Suite 200

Conshohocken, PA 19428

Re:          Registration Statement on Form S-3

Ladies and Gentlemen:

We have acted as counsel for VIASYS Healthcare Inc., a Delaware corporation (the “Company”), in connection with the Registration Statement on Form S-3 (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Act”), relating to the proposed offer and sale by the Company from time to time, as set forth in the prospectus contained in the Registration Statement (the “Prospectus”) and as shall be set forth in one or more supplements to the Prospectus (each, a “Prospectus Supplement”) of up to $100,000,000 aggregate offering price of shares of Common Stock, par value $.01 per share, of the Company (the “Common Stock”).

In connection with this letter, we have examined a copy of (1) the Registration Statement; (2) the Prospectus dated June 4, 2003 and the Prospectus Supplement dated June 18, 2003; (3) the Company’s Amended and Restated Certificate of Incorporation, as amended to the date hereof (the “Certificate”); (4) the Company’s Amended and Restated By-laws (the “By-laws”); (5) certain resolutions (the “Resolutions”) of the Company’s Board of Directors (the “Board”) relating to the Registration Statement and (6) such other documents as we have deemed appropriate.  In our examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity to authentic original documents of all documents submitted to us as copies.  With respect to matters of fact relevant to our opinions as set forth below, we have relied upon certificates of officers of the Company, representations made by the Company in documents examined by us and representations of officers of the Company.  We have also obtained and relied upon such certificates and assurances from public officials as we have deemed necessary for the purposes of our opinions set forth below.

Subject to the foregoing and the other matters set forth herein, it is our opinion that the Common Stock has been duly authorized by all requisite corporate action and, upon issuance, delivery and payment therefor, will be validly issued, fully paid and nonassessable.

In rendering the opinion set forth above, we have assumed that, at the time of issuance and delivery of the Common Stock, the Resolutions will not have been modified or rescinded, and there will not have occurred any change in the law affecting the authorization, issuance or delivery of the Common Stock.

The foregoing opinions are limited to the General Corporation Law of the State of Delaware.

We consent to your filing this opinion as an exhibit to the Registration Statement and to the reference to our firm under the caption “Legal Matters” in the Prospectus.  In giving such opinion, we do not hereby admit that we are acting within the category of persons whose consent is required under Section 7 of the Act or the rules or regulations of the Securities and Exchange Commission thereunder.

Very truly yours,

MORGAN, LEWIS & BOCKIUS LLP